EXHIBIT 99


                    Report of Independent Public Accountants



Report of Independent Public Accountants



To Exide Electronics Corporation
401(k) Retirement Benefit Plan Committee:


We have audited the accompanying statements of net assets available for plan benefits of Exide Electronics Corporation 401(k) Retirement Benefit Plan as of December 31, 1995 and 1994, and the related statement of changes in net assets available for plan benefits with fund information for the year ended December 31, 1995. These financial statements and the schedules referred to below are the responsibility of the Plan Committee. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of Exide Electronics Corporation 401(k) Retirement Benefit Plan as of December 31, 1995 and 1994, and the changes in net assets available for plan benefits with fund information for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits with fund information is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ARTHUR ANDERSEN LLP


Raleigh, North Carolina,
March 29, 1996.

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

                              Financial Statements
                           December 31, 1995 and 1994


                                      Index


Financial Statements:

Statements of Net Assets Available for Plan Benefits as of December 31, 1995 and 1994
Statement of Changes in Net Assets Available for Plan Benefits with Fund Information for the Year Ended December 31, 1995
Notes to Financial Statements -- December 31, 1995 and 1994

Schedules Supporting Financial Statements:

Schedule I -- Item 27(a) - Schedule of Assets Held for Investment Purposes as of December 31, 1995
Schedule VI -- Item 27(d) - Schedule of Reportable Transactions for the Year Ended December 31, 1995

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

              Statements of Net Assets Available for Plan Benefits
                        As of December 31, 1995 and 1994


                                                                1995         1994
                                                                ----         ----
Investments - At market value:
    Fidelity Puritan Fund                                   $ 3,271,094  $ 2,298,956
    Fidelity Growth Company Fund                              5,385,865    3,137,451
    Fidelity Growth and Income Portfolio                      5,175,347    3,312,370
    Fidelity Asset Manager Fund                               1,051,173      696,687
    Fidelity Retirement Government Money Market Portfolio    10,086,349    8,446,708
    Fidelity U.S. Equity Index Portfolio                      1,527,798      928,704
    Loans to plan participants                                1,312,483    1,071,908
                                                              ---------    ---------
                 Total investments                           27,810,109   19,892,784
                                                             ----------   ----------
Receivables:
    Employer contributions                                      303,540      591,687
    Employee contributions                                      219,125      209,716
                                                                -------      -------
                 Total receivables                              522,665      801,403
                                                                -------      -------
Total net assets available for plan benefits                $28,332,774  $20,694,187
                                                            ===========  ===========

The accompanying notes to financial statements are an integral part of these statements.

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

 Statement of Changes in Net Assets Available for Plan Benefits with Fund
                                  Information
                      For the Year Ended December 31, 1995


                                                                           Fidelity
                                                    Fidelity              Retirement   Fidelity
                                       Fidelity      Growth    Fidelity   Government     U.S.
                            Fidelity    Growth        and       Asset       Money       Equity
                            Puritan    Company       Income    Manager      Market       Index   Participant
                             Fund        Fund       Portfolio   Fund       Portfolio   Portfolio    Loans       Other       Total
                             -------    -------    ---------    ------     ---------    -------    -------    --------    ---------
Additions:
    Contributions-
       Employee             $450,631   $573,234   $  572,308   $177,486   $  677,212   $173,887   $       0  $    9,409 $2,634,167
       Employee rollover      41,096     63,712       22,313     36,292       33,667      5,490           0           0    202,570
       Employer              173,608    208,536      206,058     78,249    1,188,449     66,941           0    (288,147) 1,633,694
                             -------    -------      -------     ------    ---------     ------       -----       -----  ---------
                 Total       665,335    845,482      800,679    292,027    1,899,328    246,318           0    (278,738) 4,470,431
    Dividend income          167,932    237,531      242,824     28,074      532,124     36,586           0           0  1,245,071
    Realized and unrealized
    gains                    384,165  1,100,756    1,018,950    119,818            0    348,543           0           0  2,972,232
    Loan repayment-
       Principal              72,093     76,749       77,523     14,493      324,884     24,209    (589,951)          0          0
       Interest               10,175     12,695       11,232      2,862       40,837      4,235           0           0     82,036
    Other                          0          0            0          0        2,232          0           0           0      2,232
                                  --      -----        -----      -----        -----      -----       -----       -----     ------
                 Total
                 additions 1,299,700  2,273,213    2,151,208    457,274    2,799,405    659,891    (589,951)   (278,738) 8,772,002
Transfers to/from
  investment options        (153,711)   289,797       46,205    (51,411)    (176,719)    45,839           0           0          0
Deductions:
    Benefits                 (84,619)  (192,967)    (228,933)   (37,650)    (458,994)   (53,185)    (66,173)          0 (1,122,521)
    Loan withdrawals         (88,238)  (120,724)    (104,923)   (13,580)    (516,415)   (52,819)    896,699           0          0
    Participant loan fees       (994)      (905)        (580)      (147)      (7,636)      (632)          0           0    (10,894)
                                ----       ----         ----        ---       ------       ----       -----       -----     ------
Net increase for year        972,138  2,248,414    1,862,977    354,486    1,639,641    599,094     240,575    (278,738)  7,638,587
Net assets, beginning of
  year                     2,298,956  3,137,451    3,312,370    696,687    8,446,708    928,704   1,071,908     801,403  20,694,187
                           ---------  ---------    ---------    -------    ---------    -------     -------     -------  ----------
Net assets, end of year  $ 3,271,094 $5,385,865   $5,175,347 $1,051,173  $10,086,349 $1,527,798  $1,312,483    $522,665 $28,332,774
                         =========== ==========   ==========   ========   ==========   ========  ==========  ========== ===========

The accompanying notes to financial statements and schedules are an integral part of this statement.

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

                          Notes to Financial Statements
                           December 31, 1995 and 1994




1.  Description of the Plan:


The following description of the Exide Electronics Corporation (the Company) 401(k) Retirement Benefit Plan (the Plan) is provided for general information only. Participants should refer to the plan agreement for more complete information.


The Plan was established effective January 1, 1989, and was subsequently restated June 3, 1993. The Plan is designed to conform to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).


Funding Policy


Annual contributions to the Plan consist of:


     - Participant salary reduction contributions up to 15% of their total compensation not to exceed a maximum of $9,240 in 1995 and 1994.


     - An employer discretionary contribution of 2% of total compensation of participants.


     - An employer matching contribution equal to 50% of the employee contributions of up to 4% of their total compensation.


     - An employer discretionary contribution determined each year by the Company.


Eligibility


During 1994, participation in the Plan was limited to full-time regular employees. Effective January 1, 1995, all employees are eligible to participate in the Plan as of the first day of the month coinciding with the completion of six months of service or at least 1,000 hours of service during the 12-month period commencing on the date which the employee first performs an hour of service.


Vesting Provision


Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the employer contribution portion of their accounts is based on the number of years of continuous service according to the following schedule:


                                      Years of                       Vesting
                                       Service                     Percentage
                                      ---------                    ----------
                                          1                             20%
                                          2                             40
                                          3                             60
                                          4                             80
                                          5                            100

Benefit Provision


When a participant retires, becomes disabled or is deceased, the full value of the account balance is payable to the participant (or beneficiary, if participant is deceased). The form of payment available includes annuities, installments and single lump-sum payments. In addition, a participant may elect withdrawals during employment equal to the lesser of his/her salary reduction contribution account balance or the amount necessary to satisfy a financial hardship. The withdrawal shall be authorized only in the event of an "immediate and heavy financial need" in an amount "necessary to satisfy the hardship" (as defined by the applicable Internal Revenue Code Regulation).


Participant Loans


Participants may borrow from the Plan in any amount greater than $500 but less than 50% of the participant's vested account balance. In no event can the participant borrow more than $50,000. Loans are for a period not exceeding five years and bear interest at prime rate plus one percentage point, subject to applicable usury limits.



2.  Summary of Significant Accounting Policies:


Tax Status


The Plan received a favorable tax determination letter dated October 7, 1993, covering the June 3, 1993, restatement of the Plan. The Plan has been amended since receiving the determination letter. The plan sponsor is of the opinion that the Plan, as amended, continues to meet the Internal Revenue Service requirements under Section 401(k) and, accordingly, no provision for income taxes has been made in the accompanying financial statements.


Basis of Accounting


The accompanying financial statements were prepared using the accrual method of accounting.


Pervasiveness of Estimates


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.



3.  Investments:


The investments of the Plan are held and administered by the trustee, Fidelity Management Trust Company. Investments are stated at market value as determined by the trustee based on quoted market prices, with the net increase (decrease) for the year in the carrying value recognized as unrealized gain (loss) in the accompanying statement of changes in net assets available for plan benefits with fund information.


Participants may choose to invest their monies among the following six investment funds which have varying degrees of risk:


     Fidelity Puritan Fund - A growth and income fund which invests in a broadly diversified portfolio of common stocks, preferred stocks and bonds, including lower-quality, high-yield debt securities.


     Fidelity Growth Company Fund - A growth fund which invests primarily in common stocks and securities convertible into common stock. It may invest in smaller, younger companies with above-average growth potential or larger companies that appear undervalued relative to their potential return.


     Fidelity Growth and Income Portfolio - A growth and income fund which invests in common stocks, securities convertible into common stocks, preferred stocks and fixed-income securities.


     Fidelity Asset Manager Fund - A diversified fund which invests in stocks, bonds and short-term, fixed income instruments. More specifically, investments are normally made in growth, high-dividend or blue chip stocks; investment grade bonds; and money market instruments.


     Fidelity Retirement Government Money Market Portfolio - This money market fund invests in obligations issued by the U.S. Government.


     Fidelity U.S Equity Index Portfolio - A growth and income fund which seeks investment results that correspond to the performance of companies comprising the Standard & Poor's 500.


These six funds are listed on the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits with fund information. In addition, the statement of changes in net assets available for plan benefits with fund information has a column entitled "Other." This column reflects the changes in receivables of the Plan, as these accruals have not been reflected in the individual funds as reported by the trustee.


The following assets were individually greater than 5% of the plan's net assets as of December 31, 1995:


                                                                   Current Value
                              Description
Fidelity Puritan Fund                                               $  3,271,094
Fidelity Growth Company Fund                                           5,385,865
Fidelity Growth and Income Portfolio                                   5,175,347
Fidelity Retirement Government Money Market Portfolio                 10,086,349
Fidelity U.S. Equity Index Portfolio                                   1,527,798


Effective January 1994, the Plan was amended to add an investment fund comprised of the Company's common stock. This investment option was not executed during 1995 or 1994, but is anticipated for plan year 1996.



4.  Administrative Service Fees:


Administrative service fees incurred on behalf of the Plan are paid by the plan sponsor, except for administrative fees related to participant loans.



5.  Distributions upon Plan Termination:


The Company has the right, at any time, to terminate the Plan by delivering to the trustee and the administrator written notice of such termination. Upon termination, all amounts credited to the affected participants' accounts shall become 100% vested and will not thereafter be subject to forfeiture, and all unallocated amounts shall be allocated to the accounts of all participants in accordance with the Plan provisions.


The Company has no plans for terminating the Plan at this time.



6.  Reconciliation to Form 5500:


Net assets available for plan benefits include amounts allocated to terminated employees of $240,472 at December 31, 1995, and $11,139 at December 31, 1994. These amounts are recorded as liabilities in the Plan's Form 5500; however, these amounts are not recorded as liabilities in the accompanying financial statements in accordance with generally accepted accounting principles.


The following table reconciles net assets available for plan benefits per the financial statements to the Form 5500 as filed by the Plan for the year ended December 31, 1995:

                                                                         Net Assets Available
                            Benefit Claims Payable    Benefit              for Plan Benefits
                            ---------------------   Payments and    ------------------------------
                            Beginning of   End of    Hardship        Beginning of
                               Year         Year    Withdrawals          Year         End of Year
                             ---------   ---------- ------------    -------------    -------------

Per financial statements       $     0    $     0    $ 1,122,521     $ 20,694,187     $ 28,332,774

  Accrued benefit payments-
      Beginning of year         11,139          0        (11,139)         (11,139)               0
      End of year                    0    240,472        240,472                0         (240,472)
                                  ----    -------         ------         --------          -------
  Per Form 5500                $11,139   $240,472    $ 1,351,854     $ 20,683,048     $ 28,092,302
                               =======    =======    ===========     ============     ============

SCHEDULE I
                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan
                                 EIN: 23-2119242

          Item 27(a) -- Schedule of Assets Held for Investment Purposes
                             As of December 31, 1995



                                Investment Description                    Cost         Market Value
                                                                     ------------     -------------
Fidelity Puritan Fund                                                $  2,975,887    $  3,271,094
Fidelity Growth Company Fund                                            4,347,394       5,385,865
Fidelity Growth and Income Portfolio                                    4,138,509       5,175,347
Fidelity Asset Manager Fund                                               966,542       1,051,173
Fidelity Retirement Government Money Market Portfolio                  10,086,349      10,086,349
Fidelity U.S. Equity Index Portfolio                                    1,148,526       1,527,798
Participant loans, interest at 7% to 10%                                1,071,908       1,312,483
                                                                        ---------       ---------
                                                                      $24,735,115     $27,810,109
                                                                      ===========     ===========


Note:   The above assets are held by the trustee, Fidelity Management Trust Company, except for participant loans.

SCHEDULE VI

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan
                                 EIN: 23-2119242

                Item 27(d) -- Schedule of Reportable Transactions
                      For the Year Ended December 31, 1995




                                             Number of         Purchase       Selling
      Description of Transaction            Transactions         Price         Price       Cost         Net Gain/(Loss)
                                            ------------      ----------     --------     -------       --------------
Purchase of Fidelity Puritan Fund               126           $1,041,615   $       0             0             0

Sale of Fidelity Puritan Fund                    81                    0     453,641       433,116        20,525

Purchase of Fidelity Growth and Income
    Portfolio                                   141            1,460,736           0             0             0

Sale of Fidelity Growth and Income
    Portfolio                                    82                    0     616,709       560,964        55,745

Purchase of Fidelity Growth Company
    Fund                                        147            1,939,525           0             0             0

Sale of Fidelity Growth Company Fund             88                    0     791,866       698,767        93,099

Purchase of Fidelity Retirement
    Government Money Market Portfolio           133            3,672,807           0             0             0

Sale of Fidelity Retirement Government
    Money Market Portfolio                      126                    0   2,033,167     2,033,167             0


Note:
     The above transactions represent all reportable transactions in excess of 5% of the current (market) value of plan assets at the beginning of the plan year.